EXHIBIT 99.1

MARGO CARIBE, INC.

PRESS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE	CONTACTS:	José R. Vázquez
Chief Financial Officer

	Telephone:	(787) 883-2570 x. 1041

MARGO EXPECTS COMMON STOCK TO BE DELISTED FROM NASDAQ

Vega Alta, Puerto Rico, October 4, 2006 - Margo Caribe, Inc. (NASDAQ: MRGO) today announced that on October 3, 2006 it received a notification from The Nasdaq Stock Market (“Nasdaq”) that a Nasdaq Listing Qualifications Panel (the “Panel”) had determined to delist the Company’s common stock, which will result in a suspension of trading the common stock, effective October 5, 2006. As previously announced, the Panel had extended to September 30, 2006 the deadline for the Company to file its quarterly report on Form 10-Q for the first quarter ended March 31, 2006. Pursuant to Nasdaq Marketplace Rule 4802(b), the Panel’s discretion for allowing the Company to remain listed on Nasdaq is limited to 90 days beyond the date of the Panel’s original determination with respect to a particular deficiency.

“We are very disappointed that for reasons largely beyond our control, Margo will not be able to regain compliance with Nasdaq rules in time to avoid a delisting,” said Michael J. Spector, Chairman and Chief Executive Officer of the Company. “We have made every effort and will continue to work vigorously to complete the preparation of our interim unaudited financial statements for the first two quarters of 2006 and file the necessary reports at the earliest possible time,” continued Mr. Spector.

In its determination to delist the Company’s common stock, the Panel noted that one of the Panel members urged the Nasdaq Listing and Hearing Review Council (the “Council”) to exercise the discretionary authority available to it under Nasdaq rules and consider an additional extension of time to allow the Company to regain compliance.

Under Nasdaq rules, the Company may also request that the Council review the Panel’s decision to delist the Company’s common stock from Nasdaq within 15 days of the Panel’s determination. However, such request will not stay the Panel’s decision. The Company intends to seek the Council’s review.

If delisted, the Company intends to seek a re-listing or alternative listing of its common stock as soon as practicable. The Company expects that quotations for its common stock will appear in the “pink sheets,” following a delisting.

About Margo Caribe

Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Puerto Rico and the northeast Caribbean. The Company is also engaged in the sale and manufacturing of lawn and garden products throughout Puerto Rico, the northeast Caribbean and the Southeast United States. In addition, the Company is in the process of securing permits for a residential project in Arecibo, Puerto Rico.

Forward-Looking Statements

This press release contains certain “forward looking statements” concerning Margo Caribe’s economic future performance. The words “expect,” “anticipate,” “hope” and similar expressions are meant to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Margo Caribe cautions readers not to place undue reliance on any such “forward looking statements,” which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors, and legislative changes, could affect Margo Caribe’s financial performance and could cause Margo Caribe’s actual results for the future periods to differ materially from those anticipated or projected.

Margo Caribe does not undertake and specifically disclaims any obligation to update any “forward looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.